CONSENT OF INDEPENDENT AUDITORS


Board of Directors
American Resources and Development Company
102 West 500 South, Suite 400
Salt Lake City, Utah  84101


We consent to use in this Form 10-SB of American Resources and Development Company of our report dated June 19, 1997 of American Resources and Development Company for the year ended March 31, 1997, and to all references to our firm included in this Form 10-SB.

Jones, Jensen & Company

/s/ Jones, Jensen & Company

Salt Lake City, Utah
July 9, 1997